INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into effective as of August 4, 2021, by and between Ultimus Managers Trust, an Ohio business trust (the “Trust”) on behalf of each series of the Trust set forth on Schedule A attached hereto (individually each a “Fund” and collectively the “Funds”), a series of shares of the Trust, and Westwood Management Corp., a New York corporation (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and offers for sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio, including, the Fund; and

WHEREAS, the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser on behalf of the Fund, and to have that investment adviser provide or perform for the Fund various research, statistical and investment services; and

WHEREAS, the Adviser is registered as an investment advisor under the Investment Advisers Act of 1940 (“Advisers Act”), and engages in the business of asset management and is willing to furnish such services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.                  Employment of the Adviser. The Trust hereby employs the Adviser to invest and reinvest the assets of the Fund in the manner set forth in Section 2 of this Agreement subject to the direction of the Board of Trustees of the Trust (“Trustees”) and the officers of the Trust, for the period, in the manner, and on the terms set forth hereinafter. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.       Obligations of Investment Adviser

(a) Services. The Adviser agrees to perform the following services (the “Services”) for the Trust:

(1)       manage the investment and reinvestment of the assets of the Fund;

(2)       continuously review, supervise, and administer the investment program of the Fund;

(3)       determine, in its discretion, the securities and other instruments to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(4)       provide the Trust and the Fund with records concerning the Adviser’s activities under this Agreement which the Trust and the Fund are required to maintain;

(5)       render regular reports to the Trust’s Trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities;

(6)       otherwise exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions; and

(7)        perform such other services as agreed by the Adviser and the Trust from time to time.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Trustees and officers of the Trust and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”), as the same may be amended from time to time; and (iii) with the 1940 Act, the Advisers Act, the Employee Retirement Income Security Act of 1974, as amended, and all other applicable laws and regulations. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time.

(b) Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Trust shall pay all costs and expenses in connection with its operation.

(c)       Books and Records. All books and records prepared and maintained by the Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Adviser shall surrender to the Trust and the Fund such of the books and records so requested.

(d)       Exclusions. The Adviser shall not be responsible for the provision of administration, bookkeeping or accounting services ; except as otherwise provided herein or as may be necessary for the Adviser to supply the Trust and Fund or the Trustees the information required to be supplied under this Agreement. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities or other investments of the Fund.

3.       Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio investments for the Fund. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Adviser will promptly communicate to the Trustees and the officers of the Trust such information relating to portfolio transactions as they may reasonably request.

4.       Compensation of the Adviser. As compensation for the services that the Adviser is to provide or cause to be provided pursuant to Paragraph 2, the Fund shall pay to the Adviser an annual fee, computed and accrued daily and paid in arrears monthly, at the rate set forth on Schedule A, which shall be a percentage of the average daily net assets of the Fund (computed in the manner set forth in the Fund’s most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month. If the Adviser shall so request in writing, with the approval of the Trustees, some or all of such fee shall be paid directly to a sub-adviser. The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

5.       Status of Investment Adviser. The services of the Adviser to the Trust and the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its Services to the Trust and the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.       Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Trust as Trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

7.       Limits of Liability; Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the

Adviser to the full extent permitted by the Trust’s Declaration of Trust, a copy of which is on file with the Secretary of the State of Ohio. Notice is hereby given that this instrument is executed on behalf of the Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and the Adviser shall look only to the assets of the Trust, or the particular Fund, for the satisfaction of such obligations or any liability arising in connection therewith, and no other series of the Trust shall incur any liability or obligation in connection therewith.

8.       Term. This Agreement shall remain in effect for an initial term of two years from the date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)        the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)        the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder);

(c)       the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to the Trust and the Fund; and

(d)       the terms of paragraph 7 of this Agreement shall survive the termination of this Agreement.

9.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

10.       Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Ohio without regard to the principles of the conflict of laws or the choice of laws.

11.       Representations and Warranties

(a) Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust as follows: (i) the Adviser is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the Securities and Exchange Commission (“SEC”) under the Advisers Act, and shall maintain such registration in effect at all times during the term of this

Agreement.

(b)       Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a business trust under the laws of the State of Ohio and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the SEC under the Act; (iii) shares of the Fund are registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

12.       Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund or Funds named herein individually and not jointly. Notwithstanding any to the contrary in this Agreement, no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

13.       Compliance Procedures. The Adviser will, in accordance with Rule 206(4)-7 of the Advisers Act, adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and will provide the Trust with copies of such written policies and procedures upon request.

14.   Trade Name and Service Marks. The Trust and the Fund acknowledge that the Adviser uses and claims rights in the “Westwood” trade name and word and logo services marks. The Adviser hereby grants permission to the Trust and the Fund to use the “Westwood” trade name and service marks in connection with the subject matter of this Agreement so long as neither party has terminated this Agreement. The parties agree that the use of the “Westwood” trade name and service marks in connection with the Adviser’s services hereunder will inure to the benefit of the Adviser.

15.               Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.               Notice. Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Ultimus Managers Trust at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attention: Director of Fund Administration, or to such other address or to such individual as shall be so specified by the Trust to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to Westwood Management Corp. at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attention: General Counsel, or at such other address or to such individual as shall be so specified by the Adviser to the Trust. Notices shall be deemed received when delivered in person or within four days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or upon receipt of proof of delivery when sent by overnight mail or overnight courier, addressed as stated above.

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

Ultimus Managers Trust, on behalf of the	Westwood Management Corp.
By: /s/ Todd E. Heim	By: /s/ William R. Hardcastle, Jr.
Name: Todd E. Heim Title: President	Name: William R. Hardcastle, Jr. Title: Senior Vice President

SCHEDULE A

TO

INVESTMENT ADVISORY AGREEMENT

BETWEEN

ULTIMUS MANAGERS TRUST

AND

WESTWOOD MANAGEMENT CORP.

The Trust shall pay the Adviser compensation at an annual rate as follows:

Fund	Management Fee (reflected as a % of the average daily net assets)
Westwood Alternative Income Fund	See below
Westwood High Income Fund	See below
Westwood Income Opportunity Fund	0.75%
Westwood Quality AllCap Fund	0.45%
Westwood Quality MidCap Fund	0.58%
Westwood Quality SmallCap Fund	0.85%
Westwood Quality SMidCap Fund	0.75%
Westwood Quality Value Fund	0.60%
Westwood SmallCap Growth Fund	0.55%
Westwood Total Return Fund	See below

WESTWOOD TOTAL RETURN FUND, WESTWOOD HIGH INCOME FUND, AND WESTWOOD ALTERNATIVE INCOME FUND

Each class of shares of the Westwood Total Return Fund, Westwood High Income Fund, and Westwood Alternative Income Fund shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee (the “Management Fee”) that will be composed of a Base Fee (defined below) and a Performance Adjustment (defined below) to the Base Fee based upon the investment performance of the share class in relation to the investment record of a securities index determined by the Board to be appropriate (“Index”) over the same performance period.

Base Fee. The base fee for each class of shares of each Fund (“Base Fee”) is calculated and accrued daily at an annual rate based on the average daily net assets of the share class in accordance with the following fee schedule:

Fund	Base Fee
Westwood Total Return Fund	0.50%
Westwood High Income Fund	0.38%
Westwood Alternative Income Fund	0.53%

Performance Adjustment. The Management Fee for each class of shares of each Fund will be increased or decreased from the Base Fee by a performance adjustment (“Performance Adjustment”) that depends on whether, and to what extent, the investment performance of the share class exceeds, or is exceeded by, the performance of the Index Hurdle (as set forth below) over the Performance Period (as defined below).

Fund	Index Hurdle
Westwood Total Return Fund	Blended 60/40 S&P 500® Index/Bloomberg Barclays U.S. Aggregate Bond Index plus 1.00%
Westwood High Income Fund	Blended 80/20 Bloomberg Barclays U.S. Aggregate Bond Index/S&P 500® Index plus 1.00%
Westwood Alternative Income Fund	FTSE 1-Month U.S. Treasury Bill Index plus 2.00%

Westwood Total Return Fund. The Performance Adjustment is calculated and accrued daily, according to a schedule that adds or subtracts 0.0020% (0.20 basis points) of the share class’s average daily net assets for each 0.01% (1 basis point) by which the performance of the share class exceeds or lags the performance of the Index Hurdle over the Performance Period. The maximum Performance Adjustment (positive or negative) will not exceed an annual rate of +/- 0.20% (20 basis points) of the share class’s average daily net assets during the Performance Period, which would occur when the performance of the share class exceeds, or is exceeded by, the performance of the Index Hurdle by 1.00% (100 basis points) over the Performance Period. Accordingly, the Management Fee will range from a minimum annual rate of 0.30% (30 basis points) to a maximum annual rate of 0.70% (70 basis points).

Westwood High Income Fund. The Performance Adjustment is calculated and accrued daily, according to a schedule that adds or subtracts 0.0032% (0.32 basis points) of the share class’s average daily net assets for each 0.01% (1 basis point) by which the performance of the share class exceeds or lags the performance of the Index Hurdle over the Performance Period. The maximum Performance Adjustment (positive or negative) will not exceed an annual rate of +/- 0.32% (32 basis points) of the share class’s average daily net assets during the Performance Period, which would occur when the performance of the share class exceeds, or is exceeded by, the performance of the Index Hurdle by 1.00% (100 basis points) over the Performance Period. Accordingly, the Management Fee will range from a minimum annual rate of 0.06% (6 basis points) to a maximum annual rate of 0.70% (70 basis points).

Westwood Alternative Income Fund. The Performance Adjustment is calculated and accrued daily, according to a schedule that adds or subtracts 0.0016% (0.16 basis points) of the share class’s average daily net assets for each 0.01% (1 basis point) by which the performance of the share class exceeds or lags the performance of the Index Hurdle over the Performance Period. The maximum Performance Adjustment (positive or negative) will not exceed an annual rate of +/- 0.32% (32 basis points) of the share class’s average daily net assets during the Performance Period, which would occur when the performance of the share class exceeds, or is exceeded by, the performance of the Index Hurdle by 2.00% (200 basis points) over the Performance Period. Accordingly, the Management Fee will range from a minimum annual rate of 0.21% (21 basis points) to a maximum annual rate of 0.85% (85 basis points).

For purposes of calculating the Performance Adjustment, the investment performance of the share class will be the sum of:

1) the change in the share class’s net asset value (“NAV”) per share during the Performance Period; plus

2) the value of the share class’s cash distributions per share accumulated to the end of the Performance Period; plus

3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period; expressed as a percentage of the share class’s NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the share class at the NAV per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

For purposes of calculating the Performance Adjustment, the investment record of the Index will be the sum of:

1) the change in the level of the Index during the Performance Period; plus

2) the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

Notwithstanding any other provision in this Schedule A, any calculations of the investment performance of the share class and the investment performance of the Index will be made in accordance with the Investment Advisers Act of 1940, as amended, and any applicable rules thereunder.

Performance Period. The period over which performance is measured (“Performance Period”) is the 12-month period from November 1 of each year through October 31 of the following year. Prior to November 1, 2021, the Funds were series in The Advisors’ Inner Circle Fund. For the period of November 1, 2020 to October 31, 2021, the Performance Period shall be measured by the performance of following Predecessor Funds:

Fund Name	Predecessor Fund	Predecessor Trust
Westwood Total Return Fund	Westwood Total Return Fund	The Advisors’ Inner Circle Fund
Westwood High Income Fund	Westwood High Income Fund	The Advisors’ Inner Circle Fund
Westwood Alternative Income Fund	Westwood Alternative Income Fund	The Advisors’ Inner Circle Fund

Payment of Fees.

Westwood Total Return Fund. Each class of shares of the Fund will pay the Adviser, on a monthly basis, the minimum fee rate of 0.30% on an annualized basis (Base Fee minus the maximum Performance Adjustment) applied to the average daily net assets of the share class for the month. At the end of the Performance Period, the share class will pay the Adviser the total Management Fee for the Performance Period, less the amount of any minimum fees paid during the Performance Period.

Westwood High Income Fund. Each class of shares of the Fund will pay the Adviser, on a monthly basis, the minimum fee rate of 0.06% on an annualized basis (Base Fee minus the maximum Performance Adjustment) applied to the average daily net assets of the share class for the month. At the end of the Performance Period, the share class will pay the Adviser the total Management Fee for the Performance Period, less the amount of any minimum fees paid during the Performance Period.

Westwood Alternative Income Fund. Each class of shares of the Fund will pay the Adviser, on a monthly basis, the minimum fee rate of 0.21% on an annualized basis (Base Fee minus the maximum Performance Adjustment) applied to the average daily net assets of the share class for the month. At the end of the

Performance Period, the share class will pay the Adviser the total Management Fee for the Performance Period, less the amount of any minimum fees paid during the Performance Period.

Index. Each Fund’s Index is set forth in the chart above under the column “Index Hurdle.” If the Board determines that another appropriate Index should be substituted as the Index, the Board may approve the use of such other appropriate Index for purposes of the Performance Adjustment (the “Replacement Index”) without shareholder approval, unless shareholder approval of the change is otherwise required by applicable law. Any Replacement Index will be applied prospectively to determine the amount of the Performance Adjustment. The Index will continue to be used to determine the amount of the Performance Adjustment for that part of the Performance Period prior to the effective date of the Replacement Index.

Measuring Class. The Performance Adjustment for each class of shares of each Fund is calculated based on the investment performance of the share class. If the Board determines that a different class of shares of the Fund is the most appropriate for use in calculating the Performance Adjustment, the Board may change the class of shares used to calculate the Performance Adjustment (“Measuring Class”) without shareholder approval, unless shareholder approval of such change is otherwise required by applicable law. If a different class of shares (the “Replacement Measuring Class”) is substituted in calculating the Performance Adjustment, the use of the Replacement Measuring Class for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as the Replacement Measuring Class was outstanding at the beginning of the Performance Period. If the Replacement Measuring Class was not outstanding for all of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which the Replacement Measuring Class was outstanding, and the Measuring Class will continue to be used to determine the amount of the Performance Adjustment for that part of the Performance Period before the Replacement Measuring Class was outstanding.